Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 13, 2012, except as to the last paragraph in Note 16, as to which the date is July 12, 2012, relating to the consolidated financial statements of Hyperion Therapeutics, Inc., which appears in Amendment No. 4 to the Registration Statement on Form S-1/A (No. 333-180694). We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1/A incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 25, 2012